CONTACT:	Paul M. Montgomery	FOR IMMEDIATE RELEASE
	Vice President, Finance Investor Relations (859) 572-8684	June 13, 2005

General Cable Corporation Amends Credit Facility

HIGHLAND HEIGHTS, KENTUCKY, June 13, 2005 - General Cable Corporation (NYSE: BGC) announced today that it had successfully completed an amendment to its revolving credit facility. The original credit agreement was entered into November 24, 2003, by General Cable, its principal U.S. operating subsidiary, General Cable Industries, Inc., and certain lenders. The amendment, effective June 13, 2005, increases the borrowing limit on the senior secured asset based revolving credit facility from $240 million to $275 million. Additionally, the amendment increases the maximum amount permitted under the facility for investments in joint ventures from $10 million to $25 million.

“The increase in the size of the credit facility provides additional flexibility to fund working capital requirements as we continue to profitably grow our business, while the increase in the joint venture basket will allow us to make strategic investments as opportunities arise,” said Christopher Virgulak, Executive Vice President, Chief Financial Officer and Treasurer of General Cable. “I am also very pleased by the continuing support of our lender group, which unanimously approved the amendment to the credit agreement.”

General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. Visit our website at www.GeneralCable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer or distributor purchasing patterns in our business segments; the Company’s ability to increase manufacturing capacity and productivity; the financial impact of any future plant closures; the Company’s ability to successfully complete and integrate acquisitions and divestitures; the Company’s ability to negotiate extensions of labor agreements on acceptable terms; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the Company’s ability to pay dividends on its preferred stock; the impact of unexpected future judgments or settlements of claims and litigation; the Company’s ability to achieve target returns on investments in its defined benefit plans; the Company’s ability to avoid limitations on utilization of net losses for income tax purposes; the cost of raw materials, including copper and aluminum; the Company’s ability to increase its selling prices during periods of increasing raw material costs; the impact of foreign currency fluctuations; the impact of technological changes; and other factors which are discussed in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005, as well as periodic reports filed with the Commission

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Release No. 0470
06/13/05